Exhibit 99.1

news release

Enbridge Energy Partners declares cash distribution and

reports earnings for fourth quarter 2007

Houston, January 28, 2008 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.950 per unit payable February 14, 2008 to unitholders of record on February 6, 2008. The Partnership also reported its most recent earnings results, as follows:

	Three Months Ended December 31,		Year Ended December 31,
(unaudited, dollars in millions except per unit amounts)	2007	2006	2007	2006
Net income	$64.5	$51.2	249.5	$284.9
Net income per unit	0.59	0.56	2.45	3.62
Adjusted EBITDA	152.6	108.3	550.2	474.4
Adjusted net income	78.7	48.2	281.1	228.8
Adjusted net income per unit	0.74	0.52	2.81	2.83

Adjusted earnings reported above eliminate the impact of noncash mark-to-market gains and losses, which arise from valuing certain of the Partnership’s hedging transactions that do not qualify for hedge accounting treatment under Statement of Financial Accounting Standard No. 133 and the gain from disposal of the KPC System. (See Non-GAAP Reconciliations section below.)

The Partnership also announced that, effective today, Stephen J. Wuori is succeeding J. Richard Bird as a director on the boards of its general partner and of its management company. This is consistent with the senior management changes announced by Enbridge Inc. on January 9, 2008. Wuori is now executive vice president, liquids pipelines and Bird is now executive vice president, chief financial officer and corporate development for Enbridge.

“We continue to make excellent progress in constructing and financing our $5 billion multi-year capital expansion and are particularly excited about the approaching completion of the first stage of the Southern Access Expansion. We expect to file tolls for this Lakehead System expansion to take effect for deliveries on and after May 1. Southern Access is subject to a full cost of service tolling arrangement and incremental EBITDA from this first stage is estimated in the $100 to $110 million range for eight months of operation this year,” stated Terrance L. McGill, president of the Partnership’s management company and of its general partner. “Completion of earlier phases of our ongoing capital expansion plus improved base system performance supported the distribution increase the Partnership announced last quarter. With continued successful execution, we should be in a position to further increase distributions as major expansion milestones are reached in each of the next three years.”

“We are pleased with the financial results generated by our crude oil and natural gas businesses in the fourth quarter and for the year. On the major Lakehead crude oil system, full-year deliveries averaged 1.543 million barrels per day, the second highest in our history. Given planned investments by producers in oil sands projects and our investments in expanding pipeline capacity, we expect volumes on Lakehead will increase annually for the foreseeable future,” McGill added. “Total throughput on our three principal natural gas systems was at record levels for the quarter and for the full year. The increased throughput plus strong gas processing margins and increased access to primary markets helped to more than double quarterly adjusted operating income from our natural gas and marketing segments. We are also positive regarding the long-term outlook for our natural gas systems, given their proximity to major developing unconventional gas reserves.”

For the fourth quarter of 2007, the Partnership reported progress on its crude oil transportation and storage projects, as follows:

•                  Stage 1 of the $2.1 billion Southern Access Expansion Program of the Lakehead System is nearing completion and a tolls application is being prepared to take effect in the second quarter. The first stage, which accounts for approximately 55 to 60 percent of the capital cost, will provide 190,000 barrels per day (bpd) of incremental heavy crude oil capacity to the Chicago area. The second stage, to add a further 210,000 bpd of capacity, will follow in early 2009. The project is subject to a 30-year, full cost of service tariff agreement. Rate base will include 88 percent of the final capital cost and, of that total, 55 percent is the equity component. The Partnership will earn a 9% real return on equity, which allows for inflation in the rates, and will collect an allowance for income taxes.

•                  The Partnership will undertake the U.S. portion of the Alberta Clipper project to build a new pipeline between Hardisty, Alberta, and Superior, Wisconsin, with initial capacity of 450,000 bpd. The pipeline will be expandable to 800,000 bpd through the addition of pumping stations. The estimated cost is $1.0 billion (in 2007 dollars, excluding capitalized interest) and the target completion date is mid-2010. Land acquisition for the right-of-way has commenced, the major construction contract is expected to be finalized soon, and the 15-year tariff agreement with shippers will be filed with the Federal Energy Regulatory Commission (FERC) in the first half of 2008.

•                  The final stages of a $78 million project to add 30,000 bpd of capacity to the North Dakota System were completed late last year. System capacity is now 110,000 bpd, which the Partnership expects will be fully utilized by February. Tariffs for the expansion took effect on January 1, 2008, and provide for the Partnership to recover its costs over a 5-year period. A further expansion is now underway to add approximately 50,000 bpd of capacity by early 2010. Preliminary specifications indicate this phase will cost approximately $150 million. An Offer Of Settlement was filed this month for review by FERC.

•                  Construction wrapped up on the approximate $90 million project to increase contract storage at the Cushing, Oklahoma, crude oil terminal. From late 2006, 14 tanks with an aggregate capacity of 5 million barrels were added, which positions the Partnership with approximately 14 million barrels of contract storage at Cushing.

•                  Enbridge Inc. is progressing on a number of crude oil transportation projects that would be expected to draw additional volumes through the Partnership’s main line system. Enbridge’s Spearhead Pipeline from Chicago to Cushing is being expanded by 65,000 bpd, to a capacity of 190,000 bpd, which is expected to be in-service in late 2009.

Enbridge’s Southern Access Extension is expected to provide 400,000 bpd of capacity from Chicago to Patoka, Illinois, in 2009. A decision on the tolls application for the extension is expected from FERC in the near future. The Texas Access Pipeline, a joint venture between Enbridge and ExxonMobil to build an estimated 400,000 bpd pipeline from Patoka to the U.S. Gulf Coast, commenced a binding open season that will close on February 29.

The Partnership also reported the status of its natural gas system projects, as follows:

•                  The third stage of the $635 million Clarity project in East Texas should be complete in February, except for additional compression to be added, as required, in the first half of 2008. This new transmission system will then have 700 MMcfd of capacity to move natural gas supply from East and North Texas. It will interconnect with 5 major third-party transmission systems to significantly increase market options for the transported natural gas. As well, opportunities to connect the system with a number of wholesale-customer facilities in Southeast Texas are being negotiated. System throughput in the fourth quarter was approximately 240 MMcfd, which is expected to increase to around 600 MMcfd by the end of this year.

•                  A $93 million expansion of natural gas processing capacity in North Texas has been completed. Weatherford Plant II added 35 MMcfd of capacity in September and Weatherford Plant III added 40 MMcfd of capacity in December. With these plants, the Partnership’s aggregate processing capacity is approximately 1.2 billion cubic feet per day (Bcfd).

•                  On the East Texas System, construction was completed on a $47 million project to add three hydrocarbon conditioning plants with an aggregate capacity of 550 MMcfd. Two of the plants started service in October and production is being ramped up. Construction of the third plant was recently completed and it will commence service in the near future.

OUTLOOK FOR 2008

Enbridge Partners estimates that its adjusted operating income will increase to between $490 and $520 million in 2008 and that depreciation will be between $220 and $230 million. Adjusted net income is estimated to increase to between $310 and $340 million for the year.

The estimates are premised on a significant number of assumptions made by the Partnership regarding operations in 2008. The key assumptions include: (a) average deliveries on the Lakehead System increasing to approximately 1.69 million bpd compared with 1.54 million bpd in 2007; (b) average volumes on the Partnership’s three major natural gas systems increasing to approximately 2.57 million MMBtu/d compared with 2.12 million MMBtu/d in 2007; and (c) keep-whole natural gas processing contributing gross margin of approximately $90 million compared with $108 million in 2007. Approximately 60 percent of the estimated natural gas processing contribution for 2008 is locked-in under the Partnership’s hedging program.

For 2008, estimated capital expenditures total approximately $1.4 billion. This includes ongoing construction of the Southern Access Expansion ($575 million), start of construction for the Alberta Clipper Program ($215 million), other system enhancements ($540 million) and core maintenance activities ($70 million).

The 2008 capital expenditures are part of an overall expansion program of approximately $5 billion covering 2007 through 2010. When complete, the expansion will have more-than-doubled the Partnership’s size. The target financing structure for the expansion is 50 percent equity and 50 percent debt. During 2007, the Partnership made good progress in arranging financing for the capital expansion, which reduced the balances to be funded externally over the next three years to approximately $1 billion of equity and $1.8 billion of debt.

COMPARATIVE EARNINGS STATEMENT

	Three Months Ended December 31,		Year Ended December 31
(unaudited, dollars in millions except per unit amounts)	2007	2006	2007	2006
Operating revenue	$2,120.3	$1,663.4	$7,282.6	$6,509.0
Operating expenses:
Cost of natural gas	(1,856.2)	(1,415.4)	(6,246.9)	(5,514.6)
Operating and administrative	(127.7)	(108.5)	(434.3)	(364.8)
Power	(29.9)	(29.3)	(117.0)	(107.6)
Depreciation and amortization	(44.3)	(33.6)	(165.6)	(135.1)
Operating income	62.2	76.6	318.8	386.9
Interest expense	(29.6)	(26.5)	(99.8)	(110.5)
Other income	0.7	1.1	3.0	8.5
Income tax expense	(1.4)	—	(5.1)	—
Income from continuing operations	31.9	51.2	216.9	284.9
Income from discontinued operations	32.6	—	32.6	—
Net Income	$64.5	$51.2	$249.5	284.9
Allocations to General Partner	(11.3)	(7.8)	(37.7)	(30.9)
Net income allocable to Limited Partners	$53.2	$43.4	211.8	$254.0
Weighted average units (millions)	90.5	77.4	86.3	70.2
Net income per unit (dollars)	$0.59	$0.56	$.45	$3.62

COMPARISON OF QUARTERLY RESULTS

Following are explanations of significant changes in the Partnership’s financial results comparing the fourth quarter of 2007 with the fourth quarter of 2006. The comparison refers to adjusted operating income, which excludes the impact of SFAS 133 gains and losses and the gain from disposal of the KPC System. (See Non-GAAP Reconciliations section below.)

	Three Months Ended December 31,		Year Ended December 31
(unaudited, dollars in millions)	2007	2006	2007	2006
Liquids	52.1	50.9	207.1	199.8
Natural Gas	46.3	23.3	150.2	142.3
Marketing	10.4	(0.2)	27.8	(8.4)
Corporate	(1.2)	(0.4)	(3.5)	(2.9)
Adjusted operating income	107.6	73.6	381.6	330.8

Liquids — Fourth quarter operating income for the Liquids segment increased $1.2 million to $52.1 million. This was primarily attributable to higher tariffs as annual index rate increases became effective July 1, 2007, and surcharges for the SEP II, Terrace and Facilities expansions were adjusted effective April 1, 2007. Operating income was also enhanced by contract storage fees from new crude oil tanks added at the Cushing terminal since the fourth quarter last year. These positives were partially offset by 3-percent lower deliveries on the Liquids systems, as shown in the table below. The lower deliveries were due to lower crude oil supply from western Canada caused primarily by unexpected outages at two oil sands plants. As well, operating costs were slightly higher associated with additional workforce-related expenses and damage sustained on Line 3.

Liquids Deliveries	Three Months Ended December 31		Year Ended December 31
(thousand barrels per day)	2007	2006	2007	2006
Lakehead	1,600	1,626	1,543	1,517
Mid-Continent	199	234	236	244
North Dakota	101	99	98	92
Total	1,900	1,959	1,877	1,853

Natural Gas — Quarterly adjusted operating income for the Natural Gas segment was $46.3 million, an increase of $23.0 million over the same period in 2006. The improvement was predominantly due to increased contribution from natural gas processing, as the Partnership capitalized on its expanded processing plant capacity to capture very favorable processing margins during the quarter. The Partnership was also successful in tying additional natural gas production into its North and East Texas systems. As shown in the table below, throughputs on the three major natural gas systems increased by approximately 10 percent. These improvements were partially offset by variable operating costs that increased in line with higher systems throughput and completion of new natural gas facilities.

Natural Gas Throughputs	Three Months Ended December 31,		Year Ended December 31
(thousand MMBtu per day)	2007	2006	2007	2006
East Texas	1,236	1,081	1,180	1,019
Anadarko	599	610	591	582
North Texas	360	312	348	294
Total	2,195	2,003	2,119	1,895

Marketing — The Marketing segment reported adjusted operating income of $10.4 million in the fourth quarter, compared with an adjusted operating loss of $0.2 million in the fourth quarter of 2006. A significant reason for the improvement in results was stronger margins as a result of expansions and other initiatives by the Partnership to increase access to primary natural gas markets. Results also benefited from the sale of gas in storage with a low average carrying value due to lower-of-cost-or-market accounting write-downs taken in prior periods.

Partnership Financing — Interest expense increased by $3.1 million, to $29.6 million for the fourth quarter, as debt balances and interest rates were higher than in the fourth quarter of 2006. However, the impact was largely offset by $16.1 million of interest capitalized to construction projects during the quarter, compared with $5.0 million for the same period in 2006.

Weighted average units outstanding for the quarter increased to 90.5 million from 77.4 million units for the same period in 2006, reflecting the additional partners’ capital raised over the past year for expansions under construction.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.950 per share payable February 14, 2008 to shareholders of record on February 6, 2008. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the ten trading days prior to the ex-dividend date on February 2, 2008.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Tuesday, January 29, 2008. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements are also available at the link below.

EEP Earnings Release:  www.enbridgepartners.com/Q

Alternate Webcast Link:  www.vcall.com/IC/CEPage.asp?ID=124332

The audio portion of the presentation will be accessible by telephone at (877) 407-0782 and can be replayed until February 12, 2007 by calling (877) 660-6853 and entering Conference Account: 286, ID: 266874. An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow. These noncash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that, nevertheless, do not qualify for hedge accounting treatment as prescribed by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The gain on disposition of KPC System assets is also excluded.

Adjusted Earnings	Three Months Ended December 31,		Year Ended December 31,
(unaudited, dollars in millions except per unit amounts)	2007	2006	2007	2006
Net income	$64.5	$51.2	$249.5	$284.9
Noncash derivative fair value (gains) losses
-Natural Gas	45.6	——	59.0	0.1
-Marketing	(0.2)	(11.3)	3.8	(64.5)
-Corporate	1.4	——	1.4	——
NGL charges	——	8.3	——	8.3
Gain from disposal of KPC system	(32.6)	——	(32.6)	——
Adjusted net income	78.7	48.2	281.1	228.8
Allocations to General Partner	(11.6)	(7.8)	(38.3)	(29.8)
Adjusted net income allocable to Limited Partners	67.1	40.4	242.8	199.0
Weighted average units (millions)	90.5	77.4	86.3	70.2
Adjusted net income per unit (dollars)	$0.74	$0.52	$2.81	$2.83

Natural Gas	Three Months Ended December 31,		Year Ended December 31,
(unaudited, dollars in millions)	2007	2006	2007	2006
Operating income	$0.7	$15.0	$91.2	$133.9
Noncash derivative fair value losses (gains)	45.6	—	59.0	0.1
NGL charges	—	8.3	—	8.3
Adjusted operating income	$46.3	$23.3	$150.2	$142.3

Marketing	Three Months Ended December 31,		Year Ended December 31,
(unaudited, dollars in millions)	2007	2006	2007	2006
Operating income	$10.6	$11.1	$24.0	$56.1
Noncash derivative fair value (gains) losses	(0.2)	(11.3)	3.8	(64.5)
Adjusted operating income (loss)	$10.4	$(0.2)	$27.8	$(8.4)

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized by generally accepted accounting principles.

Adjusted EBITDA	Three Months Ended December 31,		Year Ended December 31,
(unaudited, dollars in millions)	2007	2006	2007	2006
Net cash provided by operating activities	$45.5	$91.7	$463.4	$321.6
Changes in operating assets and liabilities, net of cash acquired	81.3	(16.9)	(15.8)	40.4
Interest expense excluding MTM adjustments	28.2	26.5	98.4	110.5
Settlement of financial instruments	——	10.2	0.9	10.2
Income Tax Expense	1.4		5.1
Other	(3.8)	(3.2)	(1.8)	(8.3)
Adjusted EBITDA	$152.6	$108.3	$550.2	$474.4

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology:  “anticipate,” “believe,”

“continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.”  Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, and price trends related to, crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance its capital expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its 2006 Annual Report on Form 10-K and its 2007 Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers in the U.S. Midwest account for approximately 11 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver more than 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 15 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 15 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Tracy Barker	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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